Exhibit 10.38

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM

THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD

BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

License, Supply and Marketing Agreement

Chemosat®

This License, Supply and Agreement is made as of December 10th, 2018 (hereinafter referred to as “EFFECTIVE DATE”) by and between

Delcath Systems, Ltd.,

a company duly organised and existing under the laws of Ireland, having its registered office at Unit 19, Mervue Business Park, Mervue, Galway

(VAT No. IE9795453G)

- hereinafter referred to as "Delcath"-

and

medac Gesellschaft für klinische Spezialpräparate mbH,

a company duly organised and existing under the laws of Germany,

having its registered office at Theaterstrasse 6, 22880 Wedel, Germany

(VAT No. DE 118579535)

- hereinafter referred to as "medac"-

hereinafter individually and collectively referred to respectively as "a Party" and "the Parties"

WHEREAS the Parties are established pharmaceutical companies;

WHEREAS Delcath has developed the medical device Delcath Hepatic CHEMOSAT® Delivery System for the application of Melphalan and has obtained CE mark approval thereof;

WHEREAS medac is interested in receiving a license to use the EC certificate and its underlying KNOW-HOW in order to market and sell the PRODUCT in the TERRITORY, and whereas medac is interested in being supplied by Delcath with the medical device for this purpose. Delcath is willing to grant a respective license and to supply the medical device to medac under the terms and conditions set forth in this Agreement;

WHEREAS medac hereby appoints Delcath as its exclusive supplier of the PRODUCT in the TERRITORY;

License, Supply and Marketing Agreement – Delcath/medac_2018 December 10th

NOW, THEREFORE, in consideration of the mutual covenants and the premises contained herein, the Parties hereto enter into this License, Supply and Marketing Agreement (the "Agreement") as follows:

1.	Definitions

For the purposes of this Agreement, each word or expression set out in capital letters in this Agreement and all grammatical variations of such word or expression shall, when capitalized in the manner shown in this Article and used in this Agreement, have the meaning correspondingly assigned to such word or expression in this Article. When not capitalized in the manner shown in this Article and used in this Agreement, such word or expression shall have its ordinary meaning:

1.1.

"AFFILIATE" shall mean with respect to either Party, any person, corporation, company, partnership, joint venture, firm or other entity which is controlled by, controls or is under direct or indirect common control with such Party. For the purposes of this definition "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, managing directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct management and policies of such non-corporate entities.

1.2.

"APPLICABLE LAWS" shall mean all laws, guidelines, directives, ordinances, rules and regulations applicable to the manufacture of the PRODUCT and the obligations of either Party, as the context requires under this Agreement, including, without limitation and if applicable, (i) all applicable federal, state and local laws and regulations; (ii) the EU Commission Directive and regulations on the Community code relating to medicinal products for human use; (iii) the EU GMPs; and (iv) any other requirements by any other Regulatory Authority, government or governmental agency.

1.3.

"CONFIDENTIAL INFORMATION" shall mean all documents, methods, technical KNOW-HOW and all other information that is non-public, confidential and proprietary in nature irrespective of its form (including but not limited to oral, written, printed form or forms of electronic data) disclosed by one Party to the other or any of its directors, officers, employees, agents, consultants or representatives relating to the business of the disclosing Party.

1.4.

“EX FACTORY PRICE” shall mean the selling price in the various countries, exclusive of taxes and before subtraction of the deductions defined in Schedule 1 of this Agreement. EX-FACTORY PRICE is referred to as the EXF.

1.5.

“INTELLECTUAL PROPERTY” shall mean patents, designs (registered or not), utility models including applications for any of the foregoing, copyright, rights in KNOW-HOW, brand / trademark, trade or business names trade secrets, and other similar rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world whether registrable or not and any licenses of any of the foregoing.

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1.6.

"INTELLECTUAL PROPERTY OF DELCATH” shall mean any and all INTELLECTUAL PROPERTY relating to the manufacture of the PRODUCT generally, that is; (i) owned by or licensed to Delcath or Delcath's AFFILIATES or Delcath’s Subcontractor at the Effective Date; and (ii) developed, filed or acquired by, or licensed to, Delcath or Delcath's AFFILIATES or Subcontractor after the Effective Date of this Agreement.

1.7.

"KNOW-HOW" shall mean any and all techniques, data and information in the control of Delcath as of the date of this agreement that are necessary or useful to the development, manufacture or commercialization of the PRODUCT, including, but not limited to inventions and intellectual property rights (if any) pertaining thereto, discoveries, practices, processes, procedures, formulae, methods, knowledge, skill, trade secrets, experience, test data, data, records and information derived from development, adverse reactions, analytical and quality control data, including data included in or necessary or useful for obtaining regulatory approval.

1.8.	"IMPROVEMENT" shall mean any further development, enhancements or improvement relating to the PRODUCT and its underlying KNOW-HOW, whether patentable or not.
1.9.

“MARKETABILITY” shall mean that the PRODUCT can be lawfully distributed within the TERRITORY which includes that the PRODUCT is free of any defects as well as no administrative orders or jurisdiction can hinder the lawful distribution of the PRODUCT.

1.10.	"NET SALES" shall mean the amount medac invoices to distributors and/or end users (hospitals, clinics, cancer centers, etc.) for the PRODUCT less

a) cash discounts, returns as well as purchase taxes and VAT, including but not limited to rebates like the German "Herstellerrabatt/Generikarabatt" and respective official rebates and tender related rebates;

b) credits or allowances granted on account of rejections, returns and invoicing errors; and

c) logistic costs.

1.11.	"PRODUCT" shall mean the medical device Delcath Hepatic CHEMOSAT® Delivery System for the administration of Melphalan including the labelling, packaging and promotional material.
1.12.	"PRICE" shall have the meaning as set forth in Schedule 1.
1.13.

"TERRITORY" shall mean the territory of commercialization of the PRODUCT in the following countries: all member states of the European Union, Norway, Iceland, Liechtenstein, Switzerland and United Kingdom.

TERRITORY can be extended by mutual agreement between the Parties.  Financial consideration should take into consideration the amounts already paid by medac under this Agreement.

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2.	Condition precedent
2.1.

As a condition precedent to this contract, medac will visit the premises of Delcath Ltd. which includes the offices and depots in Ireland and the Agreement shall only be set in force if medac approves Delcath Ltd. as a contractual partner.

3.	Scope of the Agreement
3.1.

Delcath grants to medac an exclusive license for the PRODUCT in the TERRITORY including any trademarks and/or EC-certificates and/or any approvals which might be necessary for lawful marketing of the PRODUCT and use of the underlying KNOW-HOW and INTELLECTUAL PROPERTY OF DELCATH. Delcath furthermore grants medac the rights for the commercialisation of the PRODUCT in the TERRITORY which shall among others include the rights of promotion, sale and distribution. Other than for countries under 12.3, Delcath is not entitled to commercialise the PRODUCT in the TERRITORY and will refrain from any of these measures.

3.2.

Delcath shall transfer a copy of all existing  EC-certificates and/or approvals as well as of any other documents which might be necessary for lawful marketing of the PRODUCT within thirty (30) calendar days after execution of this Agreement and shall provide medac with each and any update and/or amendment of these documents.

3.3.

medac agrees to use any document and/or information as well as INTELLECTUAL PROPERTY OF DELCATH licensed by Delcath in compliance with this Agreement. In particular medac must not market the PRODUCT in- or outside the TERRITORY for other pharmaceuticals than Melphalan.

3.4.	Delcath hereby agrees to sell and supply the PRODUCT only and exclusively to medac for the TERRITORY and medac agrees to purchase the PRODUCT exclusively from Delcath.
3.5.

All existing INTELLECTUAL PROPERTY OF DELCATH and any IMPROVEMENT made to the PRODUCT and its underlying KNOW-HOW during the Term shall belong to Delcath and will be considered as part of the PRODUCT with no additional milestone or other payments due by medac. Delcath will notify medac as soon as reasonably possible after making any such IMPROVEMENT giving reasonable details of the IMPROVEMENT and provide medac with all necessary information to evaluate the intellectual property situation, if needed. Any IMPROVEMENT of the PRODUCT and respective INTELLECTUAL PROPERTY OF DELCATH shall be automatically included in this Agreement and medac shall be granted a license within the scope of the license granted under 2.1 for this INTELLECTUAL PROPERTY OF DELCATH.

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3.6.

In the event Delcath desires to grant a license for commercialization of an invention or discovery which does not meet the definition of PRODUCT or IMPROVEMENT in this Agreement, but is marketed or intended to be marketed at least in one of the indications of the PRODUCT, then Delcath shall inform medac of such desire and grant medac an exclusive right of first negotiation to acquire exclusive rights to commercialize this opportunity.

The exclusive negotiation period shall have a duration of ninety (90) days commencing on the date of delivery to medac by Delcath of a notice pursuant to advising medac of the opportunity. After expiration of this period without a definitive agreement effective upon signing between the negotiating parties, Delcath shall be free to negotiate with any other third party, provided however the definitive agreement with the third party shall not contain terms more favourable than those offered to medac.

3.7.

The name of the PRODUCT in the TERRITORY shall be Chemosat®. Delcath owns a respective trademark for the medical device in the TERRITORY and will uphold the respective trademark rights at their own costs including in Switzerland, Norway, Lichtenstein, and Iceland

4.	Regulatory Affairs
4.1.

Delcath is responsible to fully ensure the MARKETABILITY of the PRODUCT within the TERRITORY. In particular Delcath is responsible to obtain and maintain the EC-certificate and similar certificates as required by applicable law to uphold such MARKETABILITY.

4.2.

Delcath is responsible that within the TERRITORY the PRODUCT is fully compliant with any APPLICABLE LAWS and provisions. Delcath is in particular aware of the directive regarding medical devices of the European Union (EU directive 2017/745) including UDI requirements as well as of other APPLICABLE LAWS within the TERRITORY such as medical devices laws and as a material obligation ensures full compliance with the PRODUCT with any terms and provisions of these and any other laws.

4.3.

Delcath shall bear all the fees which occur for ensuring the MARKETABILITY of the PRODUCT within the TERRITORY including but not exclusively trademark costs, costs for the EC-Certificate and similar certificates.

4.4.	The Parties will enter into a separate Quality Assurance Agreement which also describes activities and responsibilities concerning vigilance.

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5.	Allowance
5.1.	In consideration of the rights granted under this Agreement medac shall pay to Delcath [*] including VAT in the following instalments:

[*]

Both Parties agree that if any payments under this agreement are subject to withholding tax according to local German tax law, e.g. allowance, royalties, all payments of medac shall be reduced by the applicable local tax rate. The respective tax amount will be paid by medac to the responsible local tax office. After that medac shall provide Delcath with a certificate stating the withheld tax amount which was transferred to the local tax office for the account of Delcath.

The reduced tax rate according to the corresponding double taxation treaty between Germany and Ireland is applicable if Delcath provides medac with a valid certificate of exemption issued by the German federal central tax office (Bundeszentralamt für Steuern) prior to the date the instalments are due. The Parties mutually assure each other all reasonable assistance in order to receive the certificate of exemption.

6.	Purchase of the PRODUCT
6.1.

Subject to the terms and conditions of this Agreement, medac shall purchase the PRODUCT from Delcath exclusively for [*] starting with the first commercial supply from Delcath to medac, provided that there is no infringement issue or third party´s right at medac´s discretion. After the initial term the Parties intend to renew this Agreement for [*]. They will negotiate this in good faith at least six months in advance of expiry of the initial term.

6.2.

Delcath designs and manufactures the PRODUCT including material, packaging, instructions for use and labelling according to the Regulation (EU) 2017/745 on medical devices. Delcath ensures that the PRODUCT fulfills appropriate conformity assessment procedure established for its class as IIb according to Regulation (EU) 2017/745. Delcath is certified according to EN ISO 13485 via the notified body.

6.2.1.	The PRODUCT is legally compliant, has a valid EU declaration of conformity, CE marking of conformity, accompanied by the required instruction for use.
6.2.2.

Where Delcath as manufacturer of the PRODUCT is not established in the European Union, Delcath ensures that the PRODUCT is placed on the European Union market according to the provisions of Article 11 of the Regulation (EU) 2017/745.

6.2.3.	In order to ensure the applicable requirements and responsibilities, Parties enter into a separate Quality Assurance Agreement at the latest before the PRODUCT is placed on the market.

[*] Confidential Treatment Requested

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6.2.4.	The Quality Agreement defines the responsibilities with respect to quality assurance including, but not limited to, the following obligations of Delcath, sole authorized representative and medac:
•	carrying out the manufacturing, quality testing and release of the PRODUCT in accordance with the requirements of the Regulation (EU) 2017/745 in a timely and efficient manner;
•	maintaining the certification of the PRODUCT;
•	verifying EU declaration of conformity, carrying out the of the appropriate conformity assessment procedure by authorized representative;
•	regulation concerning qualification, selection, approval, purchase and maintenance of supplier in accordance with the requirements of quality management system.
6.2.5.	In case there is divergence between the Quality Agreement and this Agreement regarding quality issues the Quality Agreement shall be decisive. In all other respects this Agreement shall prevail.
7.	Forecast / Orders / Terms of delivery

[*]

8.	Audits

medac shall have the right to audit the manufacturing site and quality system of Delcath and its AFFILIATES, e.g. Delcath Systems Inc., USA, for the compliance with regulatory requirements for the manufacturing of the PRODUCT. These audits shall be limited to one time a year and shall take place on any business day after arrangement with Delcath and without unnecessary disturbance of operational procedures. Each Party shall bear its own costs, including, but not limited to, personnel and travel costs, itself. In case there is a reasonable indication that Delcath does not comply with this Agreement or other applicable legal regulations related to the manufacturing of the PRODUCT, medac shall always and without any limitation be entitled to audit the facilities of Delcath and AFFILIATES. In such an event and for any activities required to enhance compliance with regulatory requirements the respective costs shall be borne by Delcath. medac will audit the manufacturing site, the EU release site and the quality system of Delcath prior to the execution of this Agreement.

Delcath shall have the auditing right in order to confirm medac´s sales reporting. This audit shall be limited to one time a year and shall take place on any business day after arrangement with medac and without unnecessary disturbance of operational procedures. Each Party shall bear its own costs, including but not limited to personnel and travel costs, itself. In case there is a reasonable indication that medac does not comply with this Agreement, the GxP or other applicable legal regulations, Delcath shall always and without any limitation be entitled to audit the facilities of medac. In such an event the respective costs shall be borne by medac.

[*] Confidential Treatment Requested

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9.	PRICES and Payment for the Supply of the PRODUCT
9.1.	medac shall pay the PRICE for the PRODUCT as stated in Schedule 1.
9.2.	Payment of invoices for PRODUCT are due thirty (30) days after receipt of each invoice for PRODUCT.
9.3.	All payments shall be made in Euro.
10.	Warranty, Defects in quality/quantity, recalls
10.1.	Delcath warrants that the PRODUCT is manufactured according to cGMP and that the PRODUCT has full MARKETABILITY in the TERRITORY.
10.2.

medac shall be obliged to inspect and examine the quantity and apparent defects of the PRODUCT immediately upon receipt. Should there be any apparent damage to the packaging of the PRODUCT, medac shall draw up a report of defects to be submitted to Delcath, if applicable. In the event that the PRODUCT does not conform to specifications and warranties of this Agreement or do not comply with legal requirements, medac shall inform Delcath within 10 working days after receipt of the PRODUCT of apparent defects in quality or quantity in writing. Failure or delay shall mean acceptance of the delivered PRODUCT and waiver any potential rights medac may have with respect to the delivered PRODUCT.

10.3.	Hidden defects shall be announced to Delcath in writing as soon as possible after detection.
10.4.	As soon as possible [*] shall dispose and replace defective PRODUCT.
10.5.

If there is a disagreement between the Parties as to the compliance of the PRODUCT with specifications, warranties and legal requirements sample may be sent to an independent laboratory for final evaluation, which shall be binding for both Parties. The independent laboratory shall be selected by both Parties jointly. In case the Parties do not agree upon an independent laboratory, such shall be chosen by the Chamber of Commerce in Hamburg, Germany. If the independent laboratory finds the PRODUCT to conform to the specifications, warranties and legal requirements medac shall bear the costs of the laboratory and the Chamber of Commerce. Otherwise the costs shall be borne by Delcath.

[*] Confidential Treatment Requested

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10.6.

If a recall of the PRODUCT from the market is necessary, or if a health authority requires such withdrawal or recall from a Party, the respective Party shall immediately advise the other Party of such necessity or request, and both Parties shall without delay discuss the modalities of such withdrawal or recall. The final decision on a withdrawal or recall in the TERRITORY shall rest with [*]. To the extent such withdrawal or recall is due to the non-compliance of the PRODUCT with specifications, warranties, cGMP about which medac informed Delcath in accordance with 9.2 or 9.3 and legal requirements and/or an infringement of third party rights.

[*].

10.7.

In the event that a Party recommends initiating a batch recall or that the health authority requires such batch recall, the Parties shall cooperate in good faith to determine the measures that should be taken. The Parties shall immediately commence research in order to determine the cause of the defect in the batch. The Parties will support each other and provide any necessary assistance in the handling of any PRODUCT return, quality complaint, vigilance activities, and recalls or other Field Safety Corrective Actions (responsibilities are further defined in the Quality Agreement).

•	In the event of a batch recall in the following situations:
o	non-observance by Delcath of the APPLICABLE LAWS, the Quality Assurance Agreement, the GMPs, or any other document relevant to the execution of this Agreement; or
o	defects in the PRODUCT or its design (including defects of components)
o	defect in the quality control of the PRODUCT,

[*]

10.8.

In an event as listed in Article 10.7, the disposal of the defective batch shall be carried out at [*]’s expense. The Party carrying out the disposal shall provide the other Party with a certificate of disposal including the following information:

•	The reference number of the corresponding batch; and
•	The name of the company which carried out the disposal; and
•	The quantity of the PRODUCT of which Delcath, or the company it has nominated, has disposed.
10.9.	The Parties shall inform each other immediately of any claims with regard to the PRODUCT arising from a third party or health authority and give each other all reasonable support.

[*] Confidential Treatment Requested

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11.	Responsibilities, Warranties, Indemnity and Liability
11.1.	Delcath is responsible for maintaining any CE mark as required by national law. Delcath is also responsible to uphold trademark protection for the PRODUCT within the TERRITORY.
11.2.

Delcath will name medac on the PRODUCT sold under the Agreement as Delcath’s exclusive marketing, sales, and distribution partner for the Territory. medac is entitled to apply a respective signature on PRODUCT, packaging and all other material relating to the PRODUCT.

11.3.	Delcath will identify and transfer all existing customers in the TERRITORY to medac in accordance with Schedule 4.
11.4.	Delcath will provide all the background information and correspondence with authorities regarding reimbursement in the TERRITORY.
11.5.	Delcath will supply medac with the PRODUCT from Delcath’s own manufacturing facility in the United States through its distribution center in Ireland.
11.6.	Delcath will be responsible for gaining, maintaining and or renewing import licenses and other regulatory clearances and approvals needed to import the PRODUCT into each country of the TERRITORY.
11.7.	Delcath will be responsible to prosecute, maintain, enforce and defend INTELLECTUAL PROPERTY OF DELCATH using commercially reasonable efforts.
11.8.

Delcath warrants and represents to and for the benefit of medac under this Agreement that all PRODUCT supplied by Delcath shall be manufactured, packaged, tested, stored, delivered in accordance with this Agreement, the general and specific manufacturing procedures, the Quality Agreement, the EU GMP, APPLICABLE LAWS and the specifications.

11.9.	Delcath further warrants and represents to and for the benefit of medac:
•

that the PRODUCT has been lawfully assembled by Delcath in compliance with all industry norms and that all related documents disclosed by Delcath to medac will be true, correct and complete and there is no other fact or matter not disclosed to medac under this Agreement, which might reasonably affect medac’s willingness to enter into this Agreement;

•	that the PRODUCT is feasible at an industrial level and is of merchantable quality;
•	the PRODUCT and related documents are provided to medac free and clear of all liens, claims and encumbrances.

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11.10.

medac, in its turn, guarantees, warrants and represents to and for the benefit of Delcath under this Agreement full compliance with all APPLICABLE LAWS and regulations in the TERRITORY as regards storage and/or handling and/or promotion and/or distribution and/or marketing of the PRODUCT in the TERRITORY.

11.11.

medac will be responsible for commercializing, including promoting the sale of, and distributing, the PRODUCT in the TERRITORY and will bear all costs related to the distribution and commercialization of the PRODUCT in the TERRITORY. Medac shall at its own cost employ, train and maintain suitably qualified personnel to ensure the proper fulfilment of all of its obligations in the TERRITORY.

11.12.

medac will commercialize and distribute the PRODUCT in each country of the TERRITORY where it is commercially reasonable to do so and will commence these activities in a commercially reasonable timeframe. Medac will be responsible for marketing on a regional, local and hospital level in the TERRITORY. To the extent permitted by any APPLICABLE LAWS, the Parties will cooperate with each other with respect to all reimbursement and price negotiations  as well as health technology assessments.

11.13.	medac will provide Delcath with quarterly reports of sales of PRODUCT in the TERRITORY.
11.14.	Each Party warrants to the other that:
•

it is a company duly incorporated, validly existing and in good standing under the law of the country of its incorporation and has the requisite capacity, power and authority to enter into and to perform its obligations under this Agreement;

•	execution, delivery of and the performance by the Party of its obligations under this Agreement shall not:
o	result in a breach of any provisions of the memorandum or Articles of association of that Party;
o	result in a breach of, or constitute a default under, any instrument by which the Party is bound including any agreement or arrangement between itself, one of its AFFILIATES and any third party; or
o

result in a breach of any order, judgment or decree of any court or governmental agency by which the Party is bound; or result in breach by that Party (or any of its employees or agents) of any regulatory requirements.

11.15.	The warranties provided for in this Article 11 shall be in addition to those implied by law.

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11.16.

Either Party shall defend, indemnify and hold the other Party harmless from and against any third party claim, damage, costs, expenses, injury or loss except indirect losses whatsoever based upon or arising out of any (a) breach of warranties by the former Party and/or (b) any gross negligence or wilful misconduct of the former Party under this Agreement and/or (c) any material breach, non-observance or non-performance by the former Party of its obligations under this Agreement.

11.17.	To the extent permitted by law, neither Party shall be liable for indirect, punitive, consequential or special damages whatsoever, unless not otherwise expressively agreed in this Agreement.
11.18.	Nothing in this Agreement shall operate to exclude or restrict either Party's liability for:
•	death or personal injury resulting from wilful misconduct;
•	fraud or deceit;
•	any other form of liability which may not be excluded or limited by APPLICABLE LAWS.
11.19.

In the light of this Article, the Parties agree to take out and keep up to date for the duration of this Agreement and any extensions thereof, an insurance policy financially substantial enough to cover all and any liability incurred by virtue of the said clauses. Each Party agrees that on request by the other Party it shall prove by written records the existence and conditions of such an insurance policy.

11.20.

The Parties each designate individuals who will participate in a monthly conference call, which can become less frequent as time goes on, to discuss clinical programs, medical information, customer feedback and issues.

Medac appoints the following individuals:

1.	[*] (Vice President Therapeutic Area Oncology)
2.	[*] (Director Therapeutic Area Oncology)
3.	[*](Global Portfolio Manager Oncology)
4.	[*] (Responsible Person for Scientific Information)

[*] Confidential Treatment Requested

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Delcath appoints the following individuals:

1.	[*] CEO, Delcath Systems, Inc.
2.	[*] Executive Vice President, Global Head of Operations, Delcath Systems, Inc.
3.	[*] Vice President – Medical Affairs, Delcath Systems, Inc.
4.	Delcath Systems, Ltd.: within 10 (ten) days after signing of this Agreement Delcath will appoint a Representative of Delcath Systems, Ltd. and will notify medac accordingly.
11.21.

If there are no positive results of the FOCUS trial with respect to the efficacy as defined in the trial protocol, the Parties will, in good faith, discuss ways in which to maintain commercially reasonable viability. For the avoidance of doubt in this case medac is not obliged to pay the respective instalment according to Article 4.1.

11.22.	Delcath will inform medac about any changes in information material relating to the PRODUCT.
12.	Third party rights and enforcement of IP against third parties
12.1.

To the best of Delcath´s knowledge, the execution of this Agreement by Delcath and/or medac, in particular the distribution/commercialisation of the PRODUCT in the TERRITORY, the manufacture of the PRODUCT in the country of manufacture, of batch release, of storage or importing  the PRODUCT do not infringe any third party INTELLECTUAL PROPERTY rights. All relevant INTELLECTUAL PROPERTY rights were provided by Delcath in September 2017 and there were no relevant updates, e.g. concerning divisional applications. If needed by medac, Delcath will provide medac with further documents and data to perform future IP checks. If medac infringes any third party INTELLECTUAL PROPERTY rights due to incorrect or missing information provided by Delcath, Delcath shall fully indemnify medac of any costs including lawyers’ fees occurring in this regard.

12.2.

If medac is charged with the infringement of third party rights based on the execution of this Agreement, then medac shall immediately inform Delcath about this allegation. In this case Delcath has the obligation to support medac in any way and provide help to counterclaim; especially if analyses are requested on the PRODUCT provided by Delcath and/ or any data on the PRODUCT or the manufacturing process of the PRODUCT and will pay reasonable costs incurred by medac in defense of any such charge.

12.3.

Delcath shall be solely responsible for the prosecution and maintenance of the underlying INTELLECTUAL PROPERTY OF DELCATH of the PRODUCT and for the conduct of any claims or proceedings relating to the INTELLECTUAL PROPERTY OF DELCATH including any validity challenges of third parties, nullity or opposition proceedings. Delcath shall keep medac reasonably informed at all times as to the status of the prosecution and maintenance of all INTELLECTUAL PROPERTY OF DELCATH and in any event providing a written update if requested by medac.

[*] Confidential Treatment Requested

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Delcath shall enforce and defend the underlying INTELLECTUAL PROPERTY OF DELCATH of the PRODUCT at its own cost and expense, if such defence is judged by the patent attorneys in power as promising. medac shall fully co-operate with Delcath and its legal counsel, or otherwise assist in such proceedings. Delcath shall keep medac and its counsel reasonably informed at all times as to the status of the proceedings.

If Delcath fails to enforce or defend the underlying INTELLECTUAL PROPERTY OF DELCATH of the PRODUCT within ten (10) days of becoming aware or of being notified of the same, then, medac may without prejudice to any other right it may have under this Agreement or otherwise give Delcath written notice requiring Delcath to take such proceedings within five (5) days of the date of the notice. If Delcath fails to do so, medac shall be entitled to enforce or defend the underlying INTELLECTUAL PROPERTY OF DELCATH of the PRODUCT at its cost and expense. The reasonable costs of any such settlement (including, without limitation, damages, legal costs, lump sums or other amounts) or, if no settlement is reached, of any judgement or award made against medac or its AFFILIATES, distributors or sublicenses, may be set off by medac against the PRICE payable by medac hereunder. However, medac shall only be entitled to a reimbursement if it can demonstrate that Delcath has wrongfully assessed insufficient prospects of success. Delcath shall provide all reasonable assistance to medac in relation to such proceedings at its own cost and expenses in a timely manner. Delcath is aware of the fact that especially in Germany but also in the further TERRITORY effective remedies against IP-infringements require immediate legal actions.

13.	Term and Termination
13.1.

This Agreement becomes effective on the EFFECTIVE DATE and the supply of the PRODUCT shall continue for a period of seven (7) years starting with the first delivery of the PRODUCT. After the initial term the Parties intend to renew this agreement for another five (5) years. They will negotiate this in good faith at least six months in advance of expiry of the initial term.

[*]

13.2.	Either Party shall be entitled, by notice to the other, to terminate this Agreement immediately only, if
•	the other Party loses a necessary approval for importing, manufacture, marketing or selling of the PRODUCT;
•

the other Party culpably commits or permits a material breach or default of any of the provisions of this Agreement and fails to remedy or cure such breach or default within sixty (60) calendar days after written notice of such breach has been received;

•

the other Party should be dissolved, becomes insolvent, bankrupt or otherwise be faced with circumstances reasonably warranting the conclusion that the Party will not be able within the foreseeable future, to adequately comply with its obligations under this agreement;

•	[*]

[*] Confidential Treatment Requested

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•	in case of Force Majeure Event as described in Article 14.
13.3.

Either Party may terminate this Agreement because of an uncured breach provided the Party claiming a breach gives the other Party 50 day advanced written notice of such breach and the possibility to remedy such breach.

[*]

b)	with immediate effect by medac:
•

in the event that any health authority and/or a competent court takes any action, or raises any objection, that prevents medac from commercialising the PRODUCT in the TERRITORY.  Additionally, medac will have the right to terminate this Agreement immediately in the event that the PRODUCT cannot be reasonably commercialised for medical or  scientific reasons in the TERRITORY, unless a remedy is impossible neither of these 2 events is grounds for termination by medac if they are remedied within 60 days of written notification to Delcath of either events and the grounds on which the event is based;

•

in the event of an INTELLECTUAL PROPERTY infringement claim brought by any third party against medac or Delcath (or its subcontractor) which prevents or hinders the commercialisation, manufacture of the PRODUCT or which prevents medac or Delcath from exercising its obligations hereunder.

13.4.	[*]
13.5.

At the sole discretion of medac, medac may resell any remaining non-expired PRODUCT to Delcath at the purchase price, and may assign to Delcath any trademarks obtained for the PRODUCT against a reasonable consideration payable by Delcath, which shall at the minimum cover the costs of medac for obtaining and maintaining the trademarks.

13.6.

Orders placed and confirmed and for which manufacture has started prior to the date of termination shall remain valid (except in the event of termination by for breach by Delcath pursuant to Article 11.3 or in the event of termination for quality failure), and for other orders placed by medac but not confirmed by Delcath, or for which manufacture has not started as of the termination date, the Parties shall discuss and agree on whether they shall remain valid or shall be cancelled.

13.7.

The expiry or termination of this Agreement for any reason shall not affect the rights and obligations of the Parties already accrued prior to the effective date of expiry or termination of the Agreement.

13.8.	[*]
13.9.

Termination or expiration of this Agreement will not relieve either Party of any obligation accruing prior to such expiration or termination, including any breach of such obligations, and all provisions which are expressed to or by implication survive this Agreement will remain in full force and effect.  (Provisions relating to Confidentiality, Indemnification and Liabilities; APPLICABLE LAWS, Quality, Effect of termination and INTELLECTUAL PROPERTY shall survive expiration or termination of this Agreement).

[*] Confidential Treatment Requested

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13.10.	[*]
14.	Force Majeure
14.1.

The Parties hereto shall not be responsible for any damage if the performance of all or parts of this Agreement is hindered or prevented by causes beyond the performing Party’s control and without its fault or negligence, including, but not limited to, acts of God or acts, laws, orders or regulations of any government or department or agency thereof acting in either its sovereign or contractual capacity, fires, floods, machinery breakages, strikes, work stoppages or other job actions, freight embargoes, boycotts, riots and wars.

14.2.

Either Party may, in the event that any Force Majeure cannot be removed or overcome within three (3) months from the date the Party affected first became affected, at the expiration of this period by notice to the other Party terminate this Agreement.

15.	Confidentiality
15.1.

The Parties agree to keep secret and not to communicate all CONFIDENTIAL INFORMATION. The Parties shall disclose such CONFIDENTIAL INFORMATION only to those employees, agents, etc. who have a need to know and only if such employees, agents etc. are bound by confidential obligations comparable to this provision.

15.2.	This secrecy obligation does not apply to any information of which the receiving Party can prove by written documents that it
•	was known to the public at the time of the receiving Party’s receipt;
•	was lawfully received by the Party from a third Party who has no obligation of Confidentiality to the disclosing Party;
•	was independently developed by the Party or available to it prior to this agreement;
•	was released from the restrictions of this provision by the express prior written consent of the disclosing Party; or
•

has been disclosed in compliance with any legal requirement, provided that the disclosing Party has notified the other Party prior to the disclosure of the information and provided that the Party shall disclose only the minimum amount of information required for the purpose of the said legal requirement;

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15.3.	This provision shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement for any reason for a period of five (5) years after expiration/termination.
15.4.

Notwithstanding the above provisions of this Article 14, medac shall be free to disclose the information received from Delcath i) to any AFFILIATES, or ii) in the course of executing the Agreement or in anticipation of termination or expiration of this Agreement, to any consultant or sub-contractor of its choosing; or iii) to the health authorities; or iv) to any third party provided such disclosure is necessary to achieve the purpose of this Agreement. Any party to whom medac discloses the information will be bound to the same confidentiality obligations as set forth herein.

16.	Miscellaneous
16.1

The Parties hereto agree that in connection with this Agreement the status of each of them in relation to the others is that of an independent trader acting in its own name and for its own account. Accordingly, none of the Parties has, or will be considered to have, any power of authority to act as an agent or representative of the other Party, nor have any power of authority to contract in the name, or create or assume any obligation or liability against, or otherwise legally bind the other Party in any way for any purpose, unless otherwise expressly provided herein. All costs and expenses connected with each Party's activities and performance under this Agreement are to be borne solely by the Party incurring such costs and expenses.

16.2	The general terms and conditions of both Parties shall be excluded, even if specific reference is made in respective order forms, order confirmations etc.
16.3

The failure by any Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute a waiver of the same or affect the validity of this Agreement or any part hereof, or that Party's right thereafter to enforce or to exercise the same. No waiver by a Party shall be valid or binding unless in writing and signed by a duly authorised representative of the waiving Party.

16.4

Other than a change of control, the Parties shall not assign any of their rights or obligations hereunder without the prior written consent of the other Party, provided that medac may assign all rights and obligations hereunder to any of its AFFILIATES.

16.5

The fulfilment of contractual rights and obligations arising out of this Agreement is subject to the compliance with (a) all requirements medac as a registered AEO (Authorised Economic Operator) is obliged to fulfil and to request from Delcath and (b) all relevant national and international regulations including but not limited to required export/import licenses, shipment authorisations, foreign trade legislation requirements or releases by the competent authorities and embargo or export/import regulations.

16.6	The Parties hereto acknowledge that this Agreement and possible future written amendments hereto set forth the entire Agreement.

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16.7	Modifications of this Agreement have to be made in writing. This applies to this modification provision as well.
16.8	This Agreement is construed in accordance with and shall exclusively be governed by the laws of [*]. The [*] and [*] shall not apply.
16.9

All disputes, controversies or claims arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (LCIA), which Rules are deemed to be incorporated by reference into this clause. The arbitration shall be before a single arbitrator mutually agreed upon by the Parties who shall interpret this Agreement in accordance with the laws of England. The seat of the arbitration shall be in London. The language to be used in the arbitration shall be English.

16.10

Should provisions of the present Agreement not be legally effective, completely or partially, or later lose their legal effectiveness, the validity of the remaining provisions of the contract shall not thereby be affected. Instead of the ineffective provision an appropriate provision shall be inserted, which – as far as legally permitted – comes close to that which the contracting Parties wanted or is nearest in meaning to their intended economic purpose.

16.11

During the Term, medac shall not market, promote or sell within the TERRITORY any other percutaneous hepatic perfusion devices intended to deliver a therapy directly (as opposed to systemically) into the liver and specifically reimbursed for the same indications as the PRODUCT.

Galway, date:	Wedel, date:

For and behalf of	For and behalf of
Delcath Ltd.	medac GmbH

/s/ Jennifer K. Simpson	/s/Heiner Will
Jennifer K. Simpson	Heiner Will
Director	CMO

/s/Jorg Hans
Jörg Hans
CEO

/s/Bergit Buettner
Bergit Buettner
Legal Council

[*] Confidential Treatment Requested

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Schedule 1: Product, Price

Schedule 2: Supply chain at effective date

Schedule 3: Package Size

Schedule 4: Customer Transition Plan

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Schedule 1:	PRODUCT, PRICE

[*]

Within [*] during the Term, medac shall submit a report of the NET SALES of the preceding quarter to Delcath including the quantity of the sold PRODUCT (PS) differentiated by the respective countries of the TERRITORY. Simultaneously, medac will, by wire transfer, send to Delcath an amount calculated according to the calculation schemes above.

medac shall keep a true and accurate accountancy and record all relevant data to illustrate the NET SALES pursuant to the generally accepted guidelines of the accountancy.

In accordance with Article 7 of this Agreement, Delcath shall have the right to inspect these books by an independent public account at reasonable times and to such an extent as will not interfere with normal operations of medac. The costs for such an audit shall by borne by Delcath. However, in case of the discovery of any inaccuracies the costs shall be borne by medac.

[*] Confidential Treatment Requested

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Schedule 2:	SUPPLY CHAIN AT EFFECTIVE DATE

Company	Address	Activity
Delcath Systems, Inc.	566 Queensbury Avenue Queensbury, NY 12804 USA	Design, manufacture, distribution of sterile hepatic drug delivery and filtration devices
Delcath Systems, Inc	95 Park Rd. Queensbury, NY 12804 USA	Design, manufacture (packaging, labelling and final release) and distribution of sterile hepatic drug delivery and filtration devices
Delcath Systems, Ltd	Unit 19 – Mervue Business Park Galway Ireland	Manufacture (packaging, labelling and final release) and distribution of sterile hepatic drug delivery and filtration devices
Donawa Consulting S.r.l.	Piazza Albania 10, 00153 Roma Italy	EU representative

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Schedule 3:	PACKAGE SIZE

[*]

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Schedule 4:	CUSTOMER TRANSITION PLAN

Within 10 business days following execution of this Agreement and receipt of initial exclusive marketing license upfront fee, Delcath will provide medac with a list of present customers by country, purchasing decision makers and related key people and contact coordinates for each along with a purchasing history. In the same period, Delcath will also provide medac with a list of prospective customers, a brief history of interaction, and key people and contact coordinates for each.

If not already provided, Delcath will provide medac with copies of all sales and marketing materials used in each country. Within 20 business days after receipt of these materials from Delcath, medac will provide its plan for sales and marketing materials and anticipated timing for use in the market as they will be subject to Delcath’ approval.

On or about [*], Delcath will notify present and prospective customers that medac will be marketing Chemosat in Europe and will introduce the appropriate medac personnel to said present and prospective customers.

Delcath to provide reasonable support to medac sales efforts through existing Delcath Sales staff for as long as feasible.

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